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Arrogene presents breakthrough nanobioplatform at the 11th Annual BIO Investor Forum

CEO of Arrogene, Inc. will be discussing and presenting nano therapeutics.

FOR IMMEDIATE RELEASE

PRLog (Press Release) - Oct 10, 2012 -
Arrogene, Inc., a development stage cancer nano therapeutics company that is commercializing technology licensed exclusively from Cedars-Sinai Medical Center in Los Angeles, California, announced today that its Chief Executive Officer, Maurizio Vecchione will be presenting at the at the BIO Investor Forum, being held in San Francisco, California, October 9-10th, 2012.

Mr. Vecchione will be discussing nano therapeutics for blocking multiple targets and presenting some of the breakthrough platform technologies developed at Cedars-Sinai Medical Center and being commercialized under exclusive license by Arrogene.

Arrogene’s planned pipeline of new nano-drugs based on these nanotechnological advances includes a nanobioplatform that can be conjugated with a variety of tumor-specific molecular inhibitors with antibody targeting to specific cancer receptors.

Polycefin is family of related nano-biopolymers, believed capable of acting as a drug delivery and targeting platform for cancer therapy. In vivo studies have demonstrated that when attached to the platform, drugs for cancer therapy have increased treatment efficacy and reduced side effects.  In vivo and in vitro studies, many of which have been published, have shown that tumor size was reduced and animal survival increased using the targeting platform in conjunction with therapeutics as compared to using those same therapeutics in conventional therapies.

Polycefin has been shown to be non-toxic, non immunogenic, and biodegradable in small animal in vivo studies.  We believe Polycefin also has the unique capability of hosting multiple moieties, such as cancer-targeting antibodies, multiple chemotherapeutic drugs, and drug-releasing units, covalently attached to the same biopolymer for the nanodrug delivery and therapeutic effect simultaneously.  It has also been shown to be able to pass through the Brain Blood Barrier making ideal for CNS tumor treatment. Polycefin has the ability to harbor various drugs at the same time making it a potential master delivery vehicle that can be customized for a particular tumor.  Additionally, in vivo testing has shown effectiveness against more than one, widely different, type of cancer (HER2/neu Breast, EGFR Triple Negative Breast and Glioblastoma), suggesting that Polycefin’s application might be flexible and appropriate to a wide range of cancer types and therapeutics.  This technology may thus be capable of treating not only primary brain cancer but also metastases from cancers of different organs into the brain, which is currently a significant problem in clinical treatment.

About Arrogene, Inc.

Arrogene, Inc., a development stage company, is working on building a pipeline of new generation nanomedicines capable of targeting cancer cells and specifically preventing tumor growth. Arrogene’s technology was developed at Cedars-Sinai Medical Center in Los Angeles. We believe that our unique nanobioplatform can be tailored to fight different cancer types and is capable of hosting multiple anti-cancer inhibitors and represents new possibilities for effective cancer treatment. Arrogene plans to partner with pharmaceutical and biotech companies to provide them the technology for targeting their chemotherapeutic drugs to increase treatment efficacy and reduce toxicity. For more information on Arrogene, Inc, see www.arrogene.com

About the BIO Investor Forum

The BIO Investor Forum features public and venture-stage company presentations, expert-led therapeutic workshops on the latest market and investment opportunities with emphasis on drug and technology development, business roundtables, one-on-one investor meetings and networking opportunities.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements.  Forward-looking statements are based on the current expectations of, or forecasts of future events made by our management.  Forward-looking statements may turn out to be wrong.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Many factors for example governmental regulation, general economic and capital market conditions in the United States, and competition in our industry, will be important in determining future results.  No forward-looking statement can be guaranteed, and actual results may vary materially from those anticipated in any forward-looking statement. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current events.  They use words such as “anticipate,” “estimate,” “expect” “will,” “may,” “intent,” “plan,” “believe,” and similar expressions in connection with discussion of future operating or financial performance.  These include statements relating to future actions, prospective products or product approvals, future performance or results of anticipated products, expenses, financial results or contingencies. Forward-looking statements in this press release will be affected by several factors, including the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its technology; the ability of the Company to meet its obligations under the license agreement with Cedars-Sinai Medical Center including meeting the required milestones; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the Company’s planned products including the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, the Company’s limited operating history; the Company’s lack of profitability; and the Company’s ability to hire, manage and retain qualified personnel.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in documents that we file from time to time with the Securities and Exchange Commission including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2012.  Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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